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                                                                  EXHIBIT 4.1.3


                           FIRST AMENDMENT AGREEMENT

                 FIRST AMENDMENT AGREEMENT dated as of March 26, 1993 (the "Execution Date") among TERRA INTERNATIONAL, INC., a Delaware corporation (the "Borrower"), the Lenders listed on the signature page hereof, and CITICORP USA, INC., as agent for the Lenders (the "Agent").

                 PRELIMINARY STATEMENTS:

                 (1) The Borrower, the Lenders and the Agent are parties to a U.S. $130,000,000 Revolving Credit Agreement dated as of November 24, 1992 (the "Agreement"; capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Agreement).

                 (2) Terra International (Canada) Inc., a wholly-owned Canadian subsidiary of the Borrower ("Terra Canada") has entered, or will enter, into a lease agreement (as amended from time to time in accordance with the terms thereof, the "Canada Lease") pursuant to which Terra Canada will lease an ammonia plant located in the province of Ontario, Canada (the "Plant"). The Canada Lease is structured to be, and it is the intention of the Borrower that the Canada Lease will constitute, an operating lease and not a financing lease under both U.S. and Canadian generally accepted accounting principles.

                 (3) The Borrower has guaranteed, or will guaranty, certain payment obligations of Terra Canada under the terms of the Canada Lease (as the same may be amended from time to time in accordance with the terms thereof, the "Canada Lease Guarantee").

                 (4) Terra Canada intends to enter into an unsecured revolving credit agreement with one or more banks (together with their respective successors and assigns, the "Revolver Banks") for a maximum aggregate principal amount of up to a maximum of C$40,000,000 (as the same may be amended from time to time in accordance with the terms thereof, the "Terra Canada Revolving Credit Agreement").

                 (5) The Borrower has guaranteed, or will guaranty, all of the payment obligations of Terra Canada under the Terra Canada Revolving Credit Agreement pursuant to a guarantee agreement (as amended from time to time in accordance with the terms thereof, the "Canada Revolver Guarantee") between the Borrower and the Revolver Banks.

                 (6) After the completion of the transactions contemplated by an asset and share purchase agreement between ICI Canada Inc. ("ICI"), the Borrower and Terra Canada (the "Purchase Agreement"), Terra Canada will own two "Agromart" businesses and an equity interest in approximately twenty other corporations engaged in the "Agromart" business in Canada (each such corporation, an "Agromart Corporation" and collectively, the "Agromart Corporations"). Terra Canada will own at least 50% of the outstanding capital stock of each Agromart Corporation.

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                 (7)  The Bank of Montreal and the Canadian Imperial Bank of
Commerce (together with their successors and assigns, "BOM" and/or "CIBC") are or will be parties to a series of short-term revolving credit and term loan agreements (each, as amended from time to time in accordance with the terms thereof, and together with each revolving promissory note executed by an Agromart Corporation to the order of BOM or CIBC pursuant thereto, an "Agromart Credit Agreement") with the Agromart Corporations.

                 (8) The Borrower will execute a letter of comfort (each, as amended from time to time in accordance with the terms hereof and substantially in the form of Exhibit F hereto, an "Agromart Comfort Letter") in favor of BOM, CIBC and/or ICI in connection therewith pursuant to which the Borrower will, on the terms and conditions set forth therein, undertake to purchase any inventories of fertilizer products and resale items which have been pledged as security to BOM, CIBC and/or which have been purchased by ICI pursuant to a letter of comfort from ICI in favor of BOM, CIBC or pursuant to the Comfort Letter Indemnity (collectively, the "Agromart Inventory") at a maximum price equal to 95% of the book value of such Agromart Inventory.

                 (9) In order to permit the Borrower to consummate the transactions contemplated by the foregoing, the Borrower, the Majority Lenders and the Agent have agreed to amend the Agreement as set forth below.

                 NOW, THEREFORE, the parties agree as follows:

                 SECTION 1. Amendments to Agreement. Subject to the conditions precedent set forth in Section 2 hereof, the Agreement shall be amended as follows if and only if the Borrower notifies the Agent in writing that the transactions contemplated by the Purchase Agreement have been consummated, as set forth therein, such amendment to be effective on the effective date (the "Amendment Date") set forth in such notice:

                          (a) The Table of Contents to the Agreement is hereby amended by adding references to the following Schedules to the list of Schedules at the end thereof:

                 "Schedule IV     -  Agromart Corporations
                  Schedule V      -  Agromart Credit Agreements
                  Schedule VI     -  Authorizations, Approvals,
                                       Actions, Notices and Filings".

                          (b) The Table of Contents to the Agreement is hereby amended by adding references to the following Exhibits to the list of Exhibits at the end thereof:

                 "Exhibit F       -  Form of Agromart Comfort Letter".

                          (c) Section 1.01 of the Agreement is hereby amended by adding the following definitions thereto in the proper alphabetical order:

                          'C$' means the lawful money of Canada.

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                          'Canada Documents' means, collectively (i) the
                 Purchase Agreement, (ii) upon its execution and delivery by Terra Canada, the Canada Lease, (iii) upon its execution and delivery by the Borrower, each Agromart Comfort Letter, (iv) upon its execution and delivery by the relevant Agromart Corporation, each Agromart Credit Agreement, (v) upon its execution and delivery by Terra Canada, the Terra Canada Revolving Credit Agreement, (vi) upon its execution and delivery by the Borrower, the Canada Lease Guarantee, and
                 (vii) upon its execution and delivery by the Borrower, the Canada Revolver Guarantee.

                          'Cash Equivalents' means investments having a
                 maturity of not greater than 90 days from the date of acquisition thereof in:

                                  (a) readily marketable direct obligations of the Government of the United States of America or any agency or instrumentality thereof or any obligations guaranteed by the full faith and credit of the Government of the United States of America, in each case maturing within 90 days after the date of investment therein;

                                  (b) certificates of deposit of, bankers
                          acceptances of, or time deposits with, any commercial bank which is a member of the Federal Reserve System and is organized and existing under the laws of the United States or any State thereof or the District of Columbia and having combined capital and surplus of at least $500 million and in each case maturing within 90 days after the date of purchase, acceptance or deposit;

                                  (c)  commercial paper in an aggregate amount
                          of no more than $5,000,000 per issuer outstanding at any time with a rating of at least "Prime-1" by Moody's Investors Service, Inc. or "A-1" by Standard & Poor's Corporation;

                                  (d)  money market mutual funds; or

                                  (e)  repurchase agreements with dealers in
                          U.S. government securities pursuant to which the Borrower agrees to purchase specified U.S. government securities and the dealer agrees to repurchase such securities at an agreed upon price and at a stated time within 30 days after the date of such purchase.

                          'Closing Date' means the date of the consummation of
                 the transactions contemplated by the Purchase Agreement, as set forth therein.

                          'Comfort Letter Indemnity' shall be an agreement
                 under which the Borrower agrees to perform any obligations of ICI under comfort letters delivered by ICI in such form to the extent such obligations arise after completion of the transactions set forth in the Purchase Agreement.


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                          'dollars' and the sign '$' each means the lawful
                    money of the United States.

                          'Long-Term Leverage Ratio' means:

                                        (i)  at all times from November 24,
                                  1992 until March 10, 1993 and at all times from September 30, 1994 and thereafter, the ratio of (A) Consolidated Funded Debt to (B) Consolidated Tangible Net Worth; and

                                      (ii)  from March 10, 1993 through
                                  September 29, 1994, the ratio of (A)
                                  Consolidated Funded Debt minus, to the extent owned by the Borrower free and clear of all Liens, cash on hand and Cash Equivalents up to a maximum of $30,000,000 to (B) Consolidated Tangible Net Worth."

                          (d)  The definition of "Environmental Laws" in
         Section 1.01 of the Agreement is amended by adding the phrase "U.S. and/or Canadian, as applicable," before the world "federal" in the first line thereof.

                          (e) Subsection (b) of the definition of "Priority Debt" in Section 1.01 of the Agreement is amended in full to read as follows:

                                  "(b)  all Debt of any Priority Subsidiary
                 other than (i) Debt owing to the Borrower or another Priority Subsidiary and (ii) in the case of Terra Canada any contingent liability of Terra Canada, as obligor, guarantor or otherwise, or in respect of which Terra Canada otherwise assures a creditor against loss, in an aggregate amount up to $40,000,000; and".

                          (f)  The definition of "Short-Term Debt" in Section
         1.01 of the Agreement is amended by inserting the phrase ", without duplication," after the word "means" in the first line thereof, and the last sentence thereof is amended in full to read as follows:

                 "Without limiting the generality of the foregoing, (i) "Short-Term Debt" of a Person shall not include Debt of such Person owing to suppliers of goods or services arising in the ordinary course of business and not past due and (ii) the following item shall constitute "Short-Term Debt" of the
                 Borrower:

                               (A)  Debt of the Borrower arising under an
                          Agromart Comfort Letter or a Comfort Letter Indemnity.


                          (g) Section 2.05(b) of the Agreement is amended by inserting the phrase "other than Short-Term Debt of the Borrower arising under (A) an Agromart Comfort Letter, (B) the Canada Lease Guarantee or (C) the Canada Revolver Guarantee" after the phrase "Short-Term Debt" in the sixth line thereof.





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                          (h)  Section 5.01(m) of the Agreement is amended in
         full to read as follows:

                                  "(m)  Long-Term Leverage Ratio.  The Borrower
                          will maintain at all times a Long-Term Leverage Ratio of not greater than 0.50: 1.0."

                          (i) Section 5.01 of the Agreement is amended by adding new subsections (p) and (q) thereto to read in full as follows:

                                  "(p)  Canada Lease Guaranty.  The Borrower
                 will promptly notify the Agent of (i) any material default by any party with respect to the Canada Lease and (ii) any demand for payment by the lessor made under the Canada Lease Guaranty.

                                  (q)  Agromart Credit Agreements.  In
                 connection with the Agromart Credit Agreements, the Borrower will:

                                        (i)  cause each Agromart Corporation to
                          keep complete and accurate books and records with respect to the business of such Agromart Corporation and the Agromart Inventory of such Agromart Corporation consistent with good business practice, including current stock, cost, and sales records of such Agromart Inventory, accurately itemizing and describing the kinds, types, and quantities of such Agromart Inventory, and the book value thereof;

                                        (ii)  notify the Agent of any material
                          default by any party with respect to any Agromart Credit Agreement or under any Agromart Note;

                                        (iii)  as soon as reasonably possible,
                          and in any event within 60 days after the close of each quarter of each fiscal year of the Borrower, deliver to the Agent updated copies of Schedule IV and/or Schedule V so that the Agent has a complete and accurate list of all of the Agromart Corporations and all of the Agromart Credit Agreements;

                                        (iv)  deliver to the Agent as soon as
                          reasonably possible, and in any event within 60 days after the close of each fiscal quarter of the Borrower, a summary report of all Agromart Inventory setting forth the book value thereof and the potential liability of the Borrower under each Agromart Comfort Letter in respect thereof and at the request of the Agent and, as reasonably available, a copy of the most recent balance sheet, statement of income and shareholders' equity of each Agromart Corporation, certified, subject to year-end audit and adjustment, by an officer of such Agromart Corporation; and




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                                        (v)  from time to time upon request by
                          the Agent, deliver to the Agent such information and reports regarding the Agromart Credit Agreements as the Agent may reasonably request."

                          (j) Section 5.02(a) of the Agreement is amended by deleting the figure $150,000,000" in the seventh line thereof and replacing it with the amount "$170,000,000".

                          (k) Section 5.02(a) of the Agreement is amended by inserting the phrase "and provided, further, that to the extent that any portion of the Terra Canada Revolving Credit Agreement constitutes "Short-Term Debt" of Terra Canada under the Agreement, the obligations of the Borrower under the Canada Revolver Guarantee shall not constitute "Short-Term Debt" of the Borrower for purposes of this
         Section 5.02(a)" after the phrase "Exhibit E-2 hereto" in the last line thereof.

                          (l) Section 5.02(i) of the Agreement is amended by adding the phrase "and (C) for the Canada Lease" at the end thereof.

                          (m) Section 5.02 is amended by adding thereto a new subsection (n) to read in full as follows:

                                  "(n)  The Borrower will not amend, modify or
                 change in any manner any term or condition of any Canada Document that increases the monetary obligations of the Borrower or Terra Canada, materially and adversely affects their rights or impairs the interests of the Agent or any Lender, or permit Terra Canada to do any of the foregoing."

                          (n) Section 6.01(h) of the Agreement is amended by adding the phrase ", or the Borrower shall no longer own 100% of the outstanding capital stock of Terra Canada" after the word "Borrower" in the second line thereof.

                          (o) Schedule II to the Agreement (Restricted Subsidiaries) is deleted and replaced with a new Schedule II, attached hereto, which indicates that Terra Canada is also a Restricted Subsidiary.

                 SECTION 2. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                 (a) Terra Canada is a corporation duly organized, validly existing and in good standing under the laws of the province of Ontario, Canada.

                 (b) The execution, delivery and performance by the Borrower of this Amendment and each Canada Document to which the Borrower is or will be a party are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation of any Lien upon or with respect to any of its property.



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                 (c)  The execution, delivery and performance by Terra Canada of each Canada Document to which Terra Canada is or will be a party are within Terra Canada's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) Terra Canada's charter or by-laws or (ii) law or any contractual restriction binding on or affecting Terra Canada.

                 (d) No authorization or approval or other action by, and no notice to or filing with, any U.S. or Canadian governmental authority or regulatory body is required for (i) the due execution, delivery and performance by the Borrower of this Amendment or any Canada Document to which the Borrower is or will be a party or (ii) the due execution, delivery and performance by Terra Canada of any Canada Document to which Terra Canada is or will be a party, except, in the case of the Canada Documents, for the authorizations, approvals, actions, notices and filings listed on Schedule VI hereto, all of which will have been duly obtained, taken, given or made and be in full force and effect prior to the execution, delivery or performance by the Borrower or Terra Canada, as the case may be, of the relevant Canada Document.

                 (e) This Amendment is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

                 (f) Each Canada Document to which Terra Canada is or will be a party is, or when delivered will be, legal, valid and binding obligations of Terra Canada enforceable against Terra Canada in accordance with their respective terms except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

                 (g) Subject to any adjustment, pursuant to Article II of the Purchase Agreement, to the working capital and the aggregate shareholders' equity of the Agromart Corporations on the Closing Date, which adjustment will, in accordance with Article II of the Purchase Agreement, be made within time frame outlined in the Purchase Agreement and be based upon an audit of such items as outlined in the Purchase Agreement, the consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at February 28, 1993 taking into account the transactions contemplated by the Canada Documents, certified by a principal financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of the Borrower and its Subsidiaries in all material respects as at such date, giving effect to the transactions contemplated by the Canada Documents and this Amendment, all in accordance with GAAP.

                 (h) The pro forma balance sheet of the Borrower and its Subsidiaries referred to in subsection (g) above were prepared in good faith on the basis of certain representations and warranties of ICI in the Purchase Agreement as to the book value




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         of the Agromart Inventory owned by the Agromart Corporations on the
         Closing Date; in the course of the Borrower's due diligence in connection with the negotiation of the Purchase Agreement, no facts came to the attention of the Borrower which would cause the Borrower to believe that such representations and warranties are materially incorrect.

                 (i) There is no pending or, to the best of our knowledge, threatened action or proceeding affecting the Borrower or any of its Subsidiaries or Terra Canada before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of any Canada Document or this Amendment.

                 (j) Except for the authorizations, approvals, actions, notices and filings listed on Schedule VI hereto (all of which will have been duly obtained, taken, given or made and will be in full force and effect prior to the execution, delivery or performance by the Borrower or Terra Canada, as the case may be, of the relevant Canada Document), the Borrower and each of its Subsidiaries have each obtained all permits, licenses and other authorizations which are required under all U.S. and Canadian laws in order to enter and perform their respective obligations under the Canada Documents.

                 (k) No information, exhibit or report furnished to the Agent by or on behalf of the Borrower or the Parent in connection with this Amendment contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

                 (l) The Seller is not an Affiliate of the Borrower or the Parent.

                 (m) Terra Canada is a wholly-owned subsidiary of the Borrower and has been designated as a Restricted Subsidiary pursuant to Section 5.02(j) of the Agreement.

                 (n) Set forth on Schedule IV on or after the date hereto is a complete and accurate list of all of the Agromart Corporations, showing as of the Closing Date (as to each such Agromart Corporation) the percentage of the outstanding shares of each class of capital stock of such Agromart Corporation to be owned or prepared to be acquired (directly or indirectly) by the Borrower on the Closing Date.

                 (o) Set forth on Schedule V hereto is a complete and accurate list of all of the Agromart Credit Agreements, showing as of the Closing Date (as to each such Agromart Corporation) the maximum principal amount (in Canadian dollars) that can be made available to such Agromart Corporation under such Agromart Credit Agreement.

                 SECTION 3. Conditions Precedent. The effectiveness of this Amendment is subject to the conditions precedent that:

                 (a) The Agent shall have received on or before the Amendment Date first above written:




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                          (i)  Counterparts of this Amendment executed by each
                 of the Borrower, the Majority Lenders and the Agent;

                          (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Amendment, each Canada Document to which it is or is to be a party, and of all other documents evidencing other necessary corporate action of the Borrower and governmental approvals, if any, with respect to this Amendment and each such Canada Document;

                          (iii) Certified copies of the resolutions of the Board of Directors of Terra Canada approving each Canada Document to which it is or is to be a party, and of all other documents evidencing other necessary corporate action of Terra Canada and governmental approvals, if any, with respect to such Canada Document;

                          (iv) A copy of the articles of incorporation of Terra Canada and each amendment thereto, certified (as of a date reasonably near the Amendment Date) by the Ministry of Consumer and Commercial Relations of the province of Ontario, Canada as being a true and correct copy thereof;

                          (v) Certified copies of each Canada Document, entered into as of the date hereof, duly executed by each of the parties thereto and in form and substance satisfactory to the Agent, together with all agreements, instruments, and other documents delivered in connection therewith;

                          (vi) A certificate, dated the Amendment Date and in form and substance satisfactory to the Agent, signed by a duly authorized officer of the Borrower stating that:

                                  (A)  The representations and warranties
                          contained in Section 4.01 of the Agreement and in
                          Section 2 of this Amendment are correct on and as of the Amendment Date as though made on and as of such date, both before and after giving effect to this Amendment and the transactions contemplated by the Canada Documents, and

                                  (B) No event has occurred and is continuing, both before and after giving effect to this Amendment and the transactions contemplated by the Canada Documents which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

                          (vii) A favorable opinion of Ben L. Keisler, Esq., counsel for the Borrower, in form and substance reasonably acceptable to the Agent, as to such matters with respect to this Amendment and the Canada Documents and the transactions contemplated hereby and thereby as the Agent may reasonably request;




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                          (viii)  A favorable opinion of Kaye, Scholer,
                 Fierman, Hays & Handler, counsel for the Agent, to the effect that, while they have not independently considered the matters covered by the opinions furnished pursuant to the preceding provisions of this Section 3 to the extent necessary to enable them to express the conclusions stated therein, (i) such opinions, this Amendment and the other documents furnished pursuant to the preceding provisions of this Section 3 appear to be in substantially acceptable legal form and (ii) such opinions and other documents are substantially responsive to the requirements of this Amendment;

                          (ix) Such financial, business and other information regarding Terra Canada or any Agromart Corporation as the Agent shall have requested; and

                          (x) Such other approvals, opinions or documents as the Agent may reasonably request;

                 (b) The Borrower shall have paid, on the Execution Date, a non-refundable amendment fee to each Lender equal to 0.10% of the entire amount of such Lender's Commitment (whether used or unused), which amendment fee shall be payable regardless of whether the Borrower gives the Agent the written notice referred to in Section 1 above; and

                 (c) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including accrued fees and expenses of counsel to the Agent).

                 SECTION 4. Confirmation of Agreement. Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms. Each reference in the Agreement to "this Agreement", "the Agreement", "hereunder", "hereof" or words of like import referring to the Agreement, and each reference in the Notes or in any other documents delivered in connection with the Agreement to "the Agreement", "thereunder", "thereof" or words of like import referring to the Agreement, shall (unless otherwise specifically provided) mean the Agreement as amended by this Amendment, and as hereinafter amended or restated. Each reference in the Agreement to "the representations and warranties contained in Section 4.01" shall include the representations and warranties of the Borrower set forth in Section 2 of this Amendment.

                 SECTION 5. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.




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                 SECTION 6.  Execution in Counterparts.  This Amendment may be
executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which when taken together shall constitute one and the same Amendment Agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

                 IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the Execution Date.

                                        TERRA INTERNATIONAL, INC.


                                        By: /S/ FRANCIS G. MEYER
                                                Francis G. Meyer
                                          Title:  Vice President - Controller


                                        CITICORP USA, INC., individually
                                         and as Agent


                                        By /s/ Jim Simpson
                                           --------------------
                                              Vice President


                                        MELLON BANK, N.A.


                                        By /s/ C.F.A. Erdoes
                                           --------------------
                                              Vice President


                                        CONTINENTAL BANK N.A.

                                        By /S/ M.H. CLAGGETT
                                               M.H. Claggett
                                              Vice President


                                        FIRST BANK NATIONAL ASSOCIATION

                                        By /S/ K. ROBERT LEA
                                               K. Robert Lea
                                              Vice President




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
                                        NATIONSBANK OF TEXAS, N.A.


                                        By /s/  FRANK JOHNSON
                                           ---------------------
                                                Vice President


                                        RABOBANK NEDERLAND


                                        By  /S/ JOANNA M. SOLOWSKI
                                                Joanna M. Solowski
                                                Vice President